U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-A


        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                HEADWAY CORPORATE RESOURCES, INC.
     (Exact name of registrant as specified in its charter)


           DELAWARE                             75-2134871
 (State of other jurisdiction        (I.R.S. Employer Identification No.)
of incorporation or organization)

  850 Third Avenue, New York, New York            10022
(Address of principal executive offices)        (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class         Name of each exchange on which
      to be so registered         each class is to be registered

Common Stock, par value $0.0001      American Stock Exchange
           per share

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.
[X]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this Form relates:________________.

Securities to be registered pursuant to Section 12(g) of the Act:
None.

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Item 1.  Description Of Registrant's Securities To Be Registered.

Common Stock

      The charter of Headway Corporate Resources, Inc. (the "Company") authorizes 20,000,000 shares of common stock, par value $0.0001 per share ("Common Stock") The holders of the Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

      The Company's Charter provides for a Board of Directors of three classes, which are elected and serve for staggered three-year terms. The foregoing provision of the Charter could have the effect of discouraging takeover proposals and delaying or preventing a change in control of the Company not approved by the Board of Directors.

      The  Company  has  outstanding 1,000  shares  of  Series  F
Convertible Preferred Stock. Holders of the Company's Series F Convertible Preferred Stock have the right to elect one member of the Board of Directors, elect one-third of the Board of Directors so long as a default in dividend payments exists and is continuing, and approve certain corporate transactions and activities, including, acquisitions in excess of specified limits, sales of substantial assets or subsidiaries, implementing additional debt facilities in excess of specified limits, sales of Company securities in certain circumstances, amending the Company's charter documents, effecting or permitting a sale of the Company, issuing stock options and similar incentive
arrangements  involving  the  Company's  securities,  and   other
matters.

      Subject to the rights of any then outstanding shares of preferred stock, the holders of Common Stock are entitled to such dividends as may be declared in the discretion of the Board of
Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon any liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable.

                       Item 2.  Exhibits.

     Not Applicable.

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                           Signatures

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   Headway Corporate Resources, Inc.

Date: July 31, 2000                By: /s/  Barry S. Roseman
                                       President and Chief Operating Officer

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